Exhibit 99

NATIONAL HEALTHCARE CORPORATION

2010 OMNIBUS EQUITY INCENTIVE PLAN

As Amended February 14, 2011 and March 10, 2015

(Restated)

SECTION 1. PURPOSE. The purpose of the National HealthCare Corporation 2010 Equity Incentive Plan (the “Plan”) is to promote the interests of National HealthCare Corporation, a Delaware corporation (the “Company”), and its stockholders by providing an opportunity to selected employees, officers, directors, consultants and advisors of the Company or any Subsidiary or Affiliate thereof to purchase Common Stock of the Company, acquire stock appreciation rights in the Company or be granted restricted shares of Company Common Stock. By encouraging such Common Stock ownership and/or stock appreciation rights, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of “non-qualified stock options” and/or “incentive stock options” to acquire the Common Stock of the Company and “restricted stock” and/or “stock appreciation rights” in the Company, plus the continuation of the Company’s long-standing Employee Stock Purchase Program. Under the Plan, the Committee shall have the authority (in its sole discretion) to grant “incentive stock options” within the meaning of Section 422(b) of the Code and “non-qualified stock options,” “restricted stock” and “stock appreciation rights” to which Code Section 421 does not apply. This Plan document is also an omnibus document which includes a sub-plan (the “Employee Stock Purchase Plan”) which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423), and a second separate sub-plan (the “Non-Statutory Stock Purchase Plan”) for employees, affiliates and consultants which are not eligible to participate in the Employee Stock Purchase Plan, which is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

SECTION 2. DEFINITIONS. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

2.1. “Affiliate” shall mean, with respect to any person (i) any person directly or indirectly controlling, controlled by, or under common control with such person (ii) any officer, director, general partner, member or trustee of such person, (iii) any person who is an officer, director, general partner, member or trustee of any person described in clauses (i) or (ii) of this sentence, and (iv) any licensed nursing facility or licensed hospice owned or managed by the Company. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such person or entities.

2.2. “Award” shall mean a Performance Share, a Performance Unit, Restricted Stock or Restricted Stock Unit granted pursuant to the Plan.

2.3. “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

2.4. “Change in Control” shall mean the occurrence of any of the following events:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act);

(ii) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise (a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

2.5. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6. “Committee” shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan; provided, that the Committee shall at all times consist of two or more persons, each of whom shall be a member of the Board of Directors. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, members of the Committee (or any subcommittee thereof) shall be “non-employee directors” within the meaning of said Rule 16b-3. To the extent required for compensation realized from Options, Awards, and SARs under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, members of the Committee (or any subcommittee thereof) shall be “outside directors” within the meaning of such section.

2.7. “Common Stock” shall mean the common stock, $0.01 par value, of the Company.

2.8. “Detrimental Activity” shall mean any of the following:

(i) a willful refusal by a Participant to follow a lawful instruction of the Company or the Committee;

(ii) a Participant’s willful engagement in conduct materially injurious to the business interests of the Company (as determined by the Committee in its reasonable judgment);

(iii) a Participant being convicted of, or entering a guilty plea or a plea of no contest with respect to, a felony, whether or not connected with the Company;

(iv) a Participant’s material breach of his or her duties, responsibilities and obligations under any employment agreement with the Company, or the material violation of any rules, policies, procedures or guidelines of the Company that is injurious to the Company;

(v) the disclosure to anyone outside the Company, or the use in other than the business of the Company, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by a Participant either during or after employment with the Company;

(vi) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any work, invention or idea, patentable or not, made or conceived by a Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure intellectual property registration where appropriate in the United States and in other countries;

(vii) a Participant’s breach or failure to comply with any provision of the Plan or such Participant’s agreements documenting the grant of any Option, SAR or Award under the Plan; or

(viii) any attempt, directly or indirectly, to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company.

For purposes of this Section 2.8, the term “Company” shall also include any Subsidiary, division or Affiliate of the Company, and National Health Corporation, a Tennessee corporation (“National”).

2.9. “Employee” shall mean (i) with respect to an ISO and the ESPP, any person who, at the time the ISO or option under the ESPP is granted to such person, is an “employee,” as such term is used in Section 422 of the Code and described in Regulations Section 1.421-1(h)(1), of the Company or a Subsidiary, and (ii) with respect to a Non-Qualified Option, Award, or SAR, any person employed by or performing services, whether as an employee, officer, director (including outside director) or otherwise, for the Company, any Subsidiary, division or Affiliate of the Company, or National.

2.10. “Employee Stock Purchase Plan” or “ESPP” shall mean the employee stock purchase plan as created and defined in Section 16 hereof.

2.11. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” shall mean the fair market value of a share of Common Stock as of any date, determined by applying the following rules:

(i) If the principal market for the Common Stock is a national securities exchange, then the fair market value as of that date shall be the reported closing price of the Common Stock on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading.

(ii) If sale prices are not available or if the principal market for the Common Stock is not a national securities exchange, the fair market value of the Common Stock shall be the reported closing price for the Common Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day, and as a result, Paragraphs (i) and (ii) next above are inapplicable, the fair market value of the Common Stock shall be determined as of the next earlier business day.

(iv) If Paragraphs (i), (ii), and (iii) next above are otherwise inapplicable, then the fair market value of the Common Stock shall be determined in good faith by the Committee.

2.13. “ISO” shall mean an option to purchase Common Stock granted under the Plan that constitutes and shall be treated as an “incentive stock option,” as such phrase is defined in Section 422(b) of the Code.

2.14. “Non-Qualified Option” shall mean an option to purchase Common Stock granted to an Employee pursuant to the Plan that is not an “incentive stock option,” with respect to which Code Section 421 does not apply, and that shall not constitute nor be treated as an ISO.

2.15. “Non-Statutory Stock Purchase Plan” shall mean the non-qualified stock purchase plan as created and defined in Section 18 hereof.

2.16. “Option” shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to this Plan.

2.17. “Participant” shall mean an Employee to whom an Option, Award, or SAR has been granted pursuant to this Plan.

2.18. “Performance Award” shall mean any Award granted pursuant to Section 6.4.4 hereof entitling a Participant to either a payment based on the Fair Market Value of a share of Common Stock (a “Performance Share”) or based on specified dollar units (a “Performance Unit”) or, with respect to a restricted Award, the lapse of restrictions, at the end of a performance period, if certain conditions established by the Committee are satisfied.

2.19. “Regulations” shall mean the United States Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

2.20. “Restricted Stock” shall mean shares of Common Stock, subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

2.21. “Restricted Stock Unit” shall mean a right to receive shares of Common Stock in the future, with such right to future delivery of such shares subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

2.22. “SAR” shall mean a stock appreciation right as described in Section 6.3 hereof.

2.23. “Subsidiary” shall have the meaning set forth for “subsidiary corporation” in Section 424(f) of the Code.

SECTION 3. ELIGIBILITY. Options, SARs and Awards may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Options, SARs and Awards are to be granted hereunder and to determine whether a person is to be granted an ISO, a Non-Qualified Option, a SAR, an Award or any combination thereof. No person shall have any right to participate in the Plan; provided, however, all Employees, as such term is used in Section 16.2.1, shall be eligible to participate in the Employee Stock Purchase Plan. Any person selected by the Committee for participation during any one period shall not by virtue of such participation have the right to be selected as a Participant for any other period. Any Participant may hold at any time more than one (1) Option, Award or SAR, but only upon such terms as provided hereunder and any agreement evidencing such Options, Awards or SARs. Neither the Company nor the Committee is obligated to treat Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Participants who receive, or are eligible to receive, Options, SARs and Awards (whether or not said Participants are similarly situated).

SECTION 4. COMMON STOCK SUBJECT TO THE PLAN.

4.1. Number. Subject to Section 7.1, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries and for which Options may be granted under the Plan shall be equal to the sum of 2,250,000 shares of Common Stock, such limitation shall not include the separately stated maximum number of shares of Common Stock set forth in Section 17.10 with respect to the Employee Stock Purchase Plan. No person may receive Options, SARs or any combination of either during any 12-month period to purchase or representing more than 500,000 shares of Common Stock.

4.2. Terminated/Reacquired Options. The shares of Common Stock that may be delivered to Participants may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Committee may determine. In the event any outstanding Option, Award or SAR expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option or not issued pursuant to such expired or terminated Award or SAR shall again become available for issuance pursuant to the Plan. If any shares of Common Stock issued pursuant to the Plan shall have been repurchased or reacquired by the Company, then such shares shall again become available for issuance pursuant to the Plan.

SECTION 5. ADMINISTRATION OF THE PLAN.

5.1. Committee. The Plan shall be administered by the Board or, as directed specifically otherwise herein, by the Committee.

5.2. Options. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options, Awards, and SARs hereunder; (ii) to designate whether an Employee is to be granted an ISO, a Non-Qualified Option, an Award, or a SAR; (iii) to establish the number of shares of Common Stock that may be issued upon the exercise of each Option or in settlement of a SAR or an Award; (iv) to determine the time and the conditions subject to which Options and SARs may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company’s issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option); (vi) to provide financing, upon such terms and conditions as the Committee shall determine and in keeping with the provisions of Section 6.6 hereof, to Participants for the purchase of Common Stock upon the exercise of Options granted hereunder; (vii) to impose restrictions, conditions, or both with respect to shares of Common Stock acquired upon exercise of an Option or issued in settlement of a SAR or an Award; (viii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option or in settlement of a SAR or an Award may be subject to repurchase by the Company; (ix) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option or in settlement of a SAR or an Award may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option or in settlement of a SAR or an Award may be subject to the Company’s right of first refusal (as well as the terms and conditions of any such right of first refusal); (x) to establish vesting provisions for any Option, Award, or SAR relating to the time (or the circumstance) when the Option, Award, or SAR may be exercised by a Participant, including vesting provisions that may be contingent upon the Company meeting specified financial goals; (xi) to accelerate the time when outstanding Options may be exercised; and (xii) to establish any other terms, restrictions and conditions applicable to any Option, Award, or SAR not inconsistent with the provisions of the Plan, and, with respect to ISOs, not inconsistent with the provisions of Code Section 422.

5.3. Plan Interpretation. The Committee shall be authorized to interpret the Plan and any Option, Award or SAR granted hereunder and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of the Plan.

5.4. Committee Interpretations Conclusive. The interpretation and construction by the Committee of any provision of the Plan, any Option, Award or SAR granted hereunder or any agreement evidencing any such Option, Award or SAR shall be final and conclusive upon all parties, except as may otherwise be determined by the Board of Directors.

5.5. Committee Voting. Subject to Section 5.7 hereof, directors of the Company (or members of the Committee) who are either eligible to receive Options, Awards or SARs hereunder, or to whom Options, Awards or SARs have been granted hereunder, may vote on any matter affecting the administration of the Plan or the granting of Options, Awards or SARs under the Plan; provided, however, that no director (or member of the Committee) shall vote upon the granting of an Option, Award or SAR to himself, but any such director (or Committee member) may be counted in determining the existence of a quorum at any meeting of the Board of Directors (or the Committee) at which the Plan is administered or action is taken with respect to the granting of any Option, Award or SAR.

5.6. Committee Exculpation. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or Board of Directors shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option, Award or SAR granted hereunder.

5.7. Granting of Options and SARs to Directors and Officers. Administrative discretion regarding the selection of any Employee to whom Options, Awards and SARs may be granted pursuant to this Plan, or the determination of the number of shares of Common Stock that may be allocated to such Options, Awards or SARs and the terms thereof, shall be exercised in the following manner: (i) approval in advance by the full Board of Directors; or (ii) approval in advance by a committee that is composed solely of two or more “Non-Employee Directors,” as such term is defined under Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934; or (iii) approval in advance by a majority of the Company’s shareholders in accordance with Rule 16b-3; or (iv) ratification by a majority of the Company’s shareholders no later than the next annual shareholder meeting; or (v) the officer, employee or director retains the issuer equity securities for a period of six (6) months following their acquisition in accordance with Rule 16b-3.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS, SARS AND AWARDS.

6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee, shall be set forth in a written ISO agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as an ISO. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and be treated as an “incentive stock option” as defined in Section 422 of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder. Notwithstanding the above, the terms and conditions of each ISO shall include the following:

6.1.1. The exercise price shall not be less than one hundred percent (100%) (or one hundred ten percent (110%) in the case of an Employee referred to in Section 6.1.3 hereof) of the Fair Market Value of the shares of Common Stock subject to the ISO on the date the ISO is granted, but in no event shall the option price be less than the par value of such shares, which price shall be payable in U.S. dollars upon the exercise of such ISO and paid, except as otherwise provided in Section 6.6, in cash or by check immediately upon exercise.

6.1.2. The Committee shall fix the term of all ISOs granted pursuant to the Plan, including the date on which such ISO shall expire and terminate; provided, however, that such term shall in no event exceed ten (10) years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 6.1.3 hereof, such term shall in no event exceed five (5) years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion. The Committee may provide that in the event such Employee holding the ISO shall cease to be an Employee as defined in Section 422 of the Code, such option may remain outstanding, but shall be automatically converted into a Non-Qualified Stock Option.

6.1.3. An ISO shall not be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Code Section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary of the Company (taking into account the attribution rules of Code Section 424), unless the exercise price is at least one hundred ten percent (110%) of the Fair Market Value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five (5) years from the date it is granted. Notwithstanding any other provision of the Plan, the provisions of this Section 6.1.3 shall not apply, or be construed to apply, to any Non-Qualified Option or SAR granted under the Plan.

6.1.4. In the event the Company or any Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any “disqualifying disposition,” as defined in Code Section 421(b), of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

6.1.5 If upon the exercise of one or more Options granted pursuant to this or any other plan of the Company or any Subsidiary of the Company that are designated as ISOs upon the grant thereof, a portion of such exercised Options are not treated as ISOs pursuant to Code Section 422(d), which sets a limit upon the aggregate Fair Market Value (determined at the time the ISOs are granted) of stock subject to ISOs that may become exercisable by the optionee thereof for the first time during any calendar year, then the Company shall issue one or more certificates evidencing the Common Stock acquired pursuant to the exercise of ISOs and one or more certificates evidencing the Common Stock acquired pursuant to the exercise of Options not treated as ISOs in accordance with Code Section 422 and shall so identify such certificates in the Company’s stock transfer records.

6.1.6. Following a transfer of stock to a Participant pursuant to such Participant’s exercise of an ISO, the Company or any Subsidiary of the Company shall (on or before January 31 of the calendar year following the year of such transfer) furnish to such Participant the written statement prescribed by Code Section 6039 and the Regulations promulgated thereunder.

6.2. Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as a Non-Qualified Option. The terms and conditions of each Non-Qualified Option shall be such that each Non-Qualified Option granted hereunder shall not constitute or be treated as an “incentive stock option,” as such phrase is defined in Code Section 422, and will be a “non-qualified stock option” for Federal income tax purposes to which Code Section 421 does not apply. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder. Notwithstanding the above, the terms and conditions of each Non-Qualified Option shall include the following:

6.2.1. The option price shall be as determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value, as determined in good faith by the Committee, of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted, nor less than the par value of such shares.

6.2.2. The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Option shall expire and terminate). Such term may be more than ten (10) years from the date on which such Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions, and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion and as set forth in the agreement evidencing such Non-Qualified Stock Option.

6.2.3. In the event the Company, a Subsidiary thereof, or National is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company, a Subsidiary thereof, or National shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

6.3. SARs. The terms and conditions of each SAR granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as a SAR. The Committee shall have the power to grant, simultaneously with the grant of a Non-Qualified Option or at any other time, stock appreciation rights with respect to that portion of Common Stock as the Committee in its discretion determines. Such rights may be granted separately and exclusively (“Exclusive SARs”) or in connection with a Non-Qualified Option (“Attached SARs”) at the time of grant of such Non-Qualified Option. Any SAR granted by the Committee shall be done so as to avoid making such SAR subject to Section 409A of the Code, provided, however, that the fact that a SAR may be subject to Section 409A of the Code shall not affect the validity of the grant. The terms and conditions of any SAR granted hereunder need not be identical to those of any other SAR granted hereunder. Notwithstanding the above, the terms and conditions of SARs shall include the following:

6.3.1. Exclusive SARs shall include in their terms the Fair Market Value, for purposes of this Section 6.3, of one (1) share of the Company’s Common Stock and shall provide that such SAR shall not be exercisable prior to a date as determined by the Committee.

6.3.2. An Attached SAR may be exercised only to the extent the Non-Qualified Option to which it relates is exercisable.

6.3.3. A SAR shall entitle the holder thereof to exercise such SAR (or any portion thereof), and in the case of an Attached SAR, to surrender simultaneously the Non-Qualified Option (or such portion thereof) to the Company, and to receive from the Company in exchange therefor cash, or its equivalent in shares of Common Stock, or any combination thereof as determined in the sole discretion of the Committee, having an aggregate value equal to the excess of the Fair Market Value of one (1) share of Common Stock at the date of exercise over the Fair Market Value thereof upon the date the SAR exercised was granted, as determined pursuant to Section 6.3.1 above, times the number of SARs exercised or the number of Non-Qualified Options surrendered.

6.3.4. The Committee reserves the right to call for the exercise of a SAR at any time without the approval of the holder of such SAR.

6.3.5. If the Committee elects to pay part or all of the benefit determined in accordance with Section 6.3.3 above in shares of Common Stock, the value of a share of Common Stock for such purpose shall be the Fair Market Value, as determined in accordance with Section 2.12 hereof, on the date of exercise. Provided, however, that fractional shares shall not be delivered under this Section 6.3.5, and in lieu thereof a cash adjustment shall be made.

6.3.6. If a SAR is settled with Common Stock, it shall be a condition to the obligation of the Company, upon settlement of a SAR, that the holder thereof pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the SAR. If the amount requested is not paid, the Company may refuse to conclude settlement of the SAR. If a SAR is settled with cash, the Company, a Subsidiary thereof, or National (as applicable) shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such cash is insufficient to satisfy such Federal, state or local taxes, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

6.4. Grant of Awards. The Committee is hereby authorized to grant other Awards to such Employees as it, in its discretion, deems advisable. Such other Awards granted may be in the form of Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards or any combination thereof that the Committee in its discretion deems advisable. Each Award shall be subject to the following:

6.4.1. Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.4.2. Unless otherwise determined by the Committee at the time of grant, a Participant holding Restricted Stock shall be entitled to exercise full voting rights with respect to those Shares during the restriction period.

6.4.3. During the restriction period, a Participant holding Restricted Stock may, if the Committee so determines, be credited with dividends paid with respect to the underlying Common Stock. Such dividends shall be paid to the Participant at times determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee may provide, in its sole discretion, that such dividends will be treated as performance-based compensation for purposes of Section 162(m), and if it so provides, dividends credited with respect to Restricted Stock shall be treated as if they are a separate Award subject to the requirements of Section 6.4.4 and a Performance Unit Award for purposes of applying the limitations set forth in Section 6.4.4.

6.4.4. The Committee may grant Performance Awards that are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code and Performance Awards that are not subject to Section 162(m) of the Code. Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures as described below, to the extent required by Section 162(m) of the Code. All Performance Awards shall be granted in compliance with this Section 6.4.4.

6.4.4.1. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. No performance period shall exceed ten years from the date any Performance Award was granted. The performance goals applicable to a Performance Award grant may be subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. The Committee’s authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is subject to Section 162(m).

6.4.4.2. Performance criteria upon which the payment or vesting of a Performance Award that is intended to satisfy the requirements of Section 162(m) may be based shall be limited to one or more of the following business measures, which may be applied with respect to the Company, any Subsidiary or any business unit, and which may be measured on an absolute or relative to peer-group basis: (i) total shareholder return, (ii) stock price increase, (iii) return on equity, (iv) return on capital, (v) earnings per share, (vi) EBIT (earnings before interest and taxes), (vii) earnings before taxes, and (viii) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital). In the case of Performance Awards that are not intended to satisfy the requirements of Section 162(m), the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion.

6.4.4.3. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any, and shall determine if payment is to be made in the form of cash or shares of Common Stock (valued at their Fair Market Value at the time of payment) or a combination of cash and shares of Common Stock. Payments of Performance Awards, including the issuance of unrestricted shares where appropriate, shall generally be made as soon as practicable following the end of the performance period.

6.4.4.4. In the case of a Performance Award that is intended to satisfy the requirements of Section 162(m), the Committee shall make all determinations necessary to establish the terms of the Award within 90 days of the beginning of the performance period (or such other time period as is required under Section 162(m)), including, without limitation, the designation of the Participant to whom the Performance Award is to be made, the performance criteria or criterion applicable to the Award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Common Stock payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m), the terms of a Performance Award that is subject to Section 162(m) must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease the amount of compensation payable). The maximum amount of compensation that may be payable to a Participant during any one calendar year under all Performance Unit Awards that may be awarded to Participant for such calendar year shall be $5,000,000. The maximum number of Common Stock units that may be subject to a Performance Share Award granted to a Participant during any one calendar year shall be 500,000 share units (subject to adjustment as provided in Section 7 hereof).

6.5. Terms and Conditions Common to All Options, Awards and SARs. All Options, Awards and SARs granted under the Plan shall include the following provisions:

6.5.1. All Options, by their terms, shall not be transferable otherwise than by last will and testament or the laws of descent and distribution; provided, however, Non-Qualified Options, Awards, and SARs may also be transferable to members of the Participant’s immediate family (or to one or more trusts for the benefit of such family members or to partnerships or limited liability companies in which such family members or trusts are the only partners or members or to IRS qualified educational, charitable or religious foundations or institutions), if (i) the agreement with respect to which such Option, Award, or SAR relates expressly so provides, and (ii) the Participant does not receive any consideration for the transfer. Any Option, Award, or SAR held by any such transferees would continue to be subject to the same terms and conditions that are applicable to such Options immediately prior to their transfer, including, but not limited to, the Company’s right to purchase as set forth in Section 6.5.7. During a Participant’s lifetime ISOs shall be exercisable only by the Participant and Non-Qualified Options and SARs may be exercised by the Participant or the appropriate transferee.

6.5.2. Each Option, Award or SAR shall state the number of shares to which it pertains and the requirements and vesting schedule thereof, if any.

6.5.3. Except as otherwise provided in Section 6.5.4 (relating to permanent and total disability), 6.5.5 (relating to death), and 6.5.6 (relating to Detrimental Activity), in the event a Participant shall cease to be employed by the Company, Subsidiary, an Affiliate of the Company, or National on a full-time basis for any reason, the unexercised portion of any Option or SAR held by such Participant at that time may only be exercised within three (3) months after the date on which the Participant ceased to be so employed and only to the extent vested and not previously exercised as of the date the Participant ceased to be so employed; provided that in no event may such Option be exercised beyond the expiration of the term of the Option or SAR.

6.5.4. In the event a Participant shall cease to be employed by the Company, Subsidiary, an Affiliate of the Company, or National on a full-time basis by reason of his “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Option or SAR held by such Participant at that time may only be exercised within 180 days after the date on which the Participant ceased to be so employed and only to the extent vested and not previously exercised as of the date the Participant ceased to be so employed; provided that in no event may such Option be exercised beyond the expiration of the term of the Option or SAR.

6.5.5. In the event a Participant shall die while in the full-time employ of the Company, Subsidiary, an Affiliate of the Company, or National, the unexercised portion of any Option or SAR held by such Participant at the time of his death may only be exercised within 180 days after the date of such Participant’s death, but only to the extent vested and not previously exercised at the time of the Participant’s death. In such event, such vested but unexercised Option or SAR may be exercised by the executor or administrator of the Participant’s estate or by any person or persons who shall have acquired the Option or SAR directly from the Participant by last will and testament or the applicable laws of descent and distribution with respect to ISOs and by transfers permitted in Section 6.5.1 with respect to Non-Qualified Options and SARs.

6.5.6. In the event a Participant is terminated from employment with the Company, Subsidiary, an Affiliate of the Company, or National for Detrimental Activity, such Participant’s right to exercise any Option, Award or SAR granted hereunder, whether vested or non-vested, shall terminate upon notice of discharge.

6.5.7. Notwithstanding anything in the Plan to the contrary, the Committee may grant Options, Awards, and SARs to Employees, as such term is defined in Section 2.9 hereof, with respect to Options, Awards, and SARs, that do not include the provisions of Section 6.5.3 through 6.5.7, or that include modified versions thereof, provided the agreement evidencing such Options or SARs reflects such deletions or modifications; provided, further, agreements with respect to ISOs shall include provisions necessary for them to qualify as “incentive stock options” within the meaning of Section 422(b) of the Code.

6.6. Payment of Exercise Price. The payment of the exercise price of an Option granted under this Plan shall be subject to the following:

6.6.1. Subject to the following provisions of this Section 6.6, the full exercise price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 6.6.3, payment may be made as soon as practicable after the exercise).

6.6.2. The exercise price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Common Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee; provided, unless otherwise determined by the Committee, no shares may be tendered pursuant to this Section 6.6.2 unless such shares have been held by the Participant for six (6) months or more.

6.6.3. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding (not to be in excess of the minimum statutory withholding required) resulting from such exercise.

6.6.4 The Committee may in its discretion permit a Participant to pay the exercise price by the “net exercise” of such Option. In such case, the Company will not require a cash payment of the exercise price, but will reduce the number of shares of Common Stock issued upon the exercise of such Option by the largest number of whole shares of Common Stock that have a Fair Market Value which does not exceed the aggregate exercise price, including tax withholding, with respect to the portion of such Option that is being exercised. With respect to any remaining balance of the aggregate Option price, the Company shall accept a cash payment. Upon the “net exercise” of an Option (A) shares used to pay the Option price, (B) shares actually delivered to the Option holder as a result of such exercise, and (C) shares withheld for purposes of minimum statutory tax withholding, will no longer be outstanding under such Option (and will therefore no longer be exercisable by the holder).

6.7. Modification of Options. Subject to the terms and conditions and within the limitations of the Plan, and with respect to ISOs as permitted by the Code, the Committee, in its discretion, may modify outstanding Options, Awards and SARs granted under the Plan; provided, however, that no modification of an Option, Award or SAR shall, without the consent of the holder thereof, cause an ISO to become a Non-Qualified Option or, except as otherwise set forth herein, alter or impair any rights or obligations under any Option, Award, or SAR theretofore granted under the Plan. The Committee, in its discretion, may provide in the applicable Option agreement that the Option may be exercised in whole or in part prior to vesting and prior to its expiration; provided the shares so exercised shall be held by the Company until vesting occurs or canceled and the purchase price refunded if employment with the Company, Subsidiaries, Affiliates of the Company, or National and Board membership terminates prior to vesting.

6.8. Fixed Option Grant of Stock Options to Certain Directors. Each Director of the Company who is not an employee of the Company (“Non-Employee Director”) shall automatically be granted a stock option to purchase Seven Thousand Five Hundred (7,500) shares of the Common Stock to be granted and issued on the day of the Annual Meeting of Shareholders each year with an exercise price set at the closing price of NHC’s Common Stock on that day. Such options will expire at the end of five years and vest immediately upon grant. The provisions of this Section 6.8 may not be amended more than once every six (6) months, other than to comply with changes in the Code, ERISA, or rules promulgated thereunder.

6.9. Rights as a Stockholder. Any Participant or transferee of an Option, Award, or SAR granted hereunder shall have no rights as a stockholder of the Company with respect to any shares of Common Stock to which such Option, Award or SAR relates until the date of the issuance of a stock certificate to him for such shares or as provided in Section 6.4. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as otherwise required by Section 7 hereof or as provided in Section 6.4 .

6.10. Other Agreement Provisions. The agreements evidencing Options, Awards and SARs authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of Options or SARs, as the Committee shall deem advisable. Any ISO agreement hereunder shall contain such limitations and restrictions upon the exercise of ISOs as shall be necessary in order that such ISOs will be “incentive stock options” as defined in Section 422 of the Code, or to conform to any change in the law, which provisions shall control any inconsistent or contradictory provision of the Plan.

SECTION 7. ADJUSTMENTS.

7.1. Reorganization, Merger, Recapitalization, Etc. Subject to any required action by the Company’s shareholders, in the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company’s Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock or in any other manner effected without the receipt of consideration by the Company, the Committee shall appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of Sections 422 and 424 of the Code shall apply with respect to adjustments made to ISOs so as not to cause any ISO to cease to qualify as an ISO under Code Section 422, and (ii) the number of shares of Common Stock for which Options may be granted under this Plan, as set forth in Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of this Plan.

7.2. Effect of a Change in Control. Notwithstanding Section 7.1, in the event of a corporate transaction which constitutes a Change in Control, the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that a payment in cash or other appropriate consideration to be received in such transaction shall be made promptly following the Change in Control in lieu of all or any portion of vested Options, SARs and Awards granted under this Plan. The amount payable for each such vested Option, SAR or Award shall be determined in good faith by the Committee in a manner which will preserve the intrinsic value of such Option, SAR, or Award as of the consummation of such transaction; provided, however, certain Options, SARs, or Awards, such as an Option which has an exercise price which is less than Fair Market Value of a share of Common Stock as of the consummation of such transaction or a SAR which has a base value which is less than the Fair Market Value of a share of Common Stock as of the consummation of such transaction, have no economic value and may be canceled without payment. After such a determination by the Committee, each Option, SAR and Award granted hereunder, whether vested or unvested, shall terminate and the Participant shall have no further rights thereunder except the right to receive the payment provided under this Section 7.2, if any.

7.3. Acceleration of Vesting. A Change in Control shall cause the vesting date of each outstanding Option, SAR or Award (excluding Performance Awards) to accelerate and be exercisable within sixty (60) days prior to such occurrence in whole or in part, and each outstanding Performance Award shall vest upon the Change in Control and such Performance Award shall be treated as vested for purposes of Section 7.2.

7.4. Limited Rights Upon Company’s Restructure. Except as herein before expressly provided in this Section 7, a holder of an Option, Award or a SAR shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option, Award or SAR granted hereunder.

7.5. Effect of Options and SARs on Company’s Capital and Business Structure. The grant of an Option, Award or a SAR pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

SECTION 8. EFFECT OF THE PLAN ON EMPLOYMENT RELATIONSHIP. Neither the Plan nor any Option, Award or SAR granted hereunder to an Employee shall be construed as conferring upon such Participant any right to continue in the employ of the Company or the service of the Company or any Subsidiary, as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant’s employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

SECTION 9. AMENDMENT OF THE PLAN. The Board of Directors may, as permitted by law, amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding Common Stock of the Company entitled to vote thereon at a shareholders’ meeting, the Board of Directors may not amend the Plan to (i) increase (except for increases due to adjustments in accordance with Section 7 hereof) the aggregate number of shares of Common Stock which may be issued under the Plan, (ii) increase the benefits accruing to a Participant under this Plan, including any decrease in the minimum exercise price specified by the Plan in respect of ISOs, (iii) change the class of Employees eligible to receive Options, Awards, or SARs under the Plan, or (iv) make any other revision to the Plan as it relates to ISOs that requires shareholder approval under the Code. Notwithstanding any other provision of the Plan, shareholder approval of amendments to the Plan need not be obtained if such approval is not required under Rule 16b-3 (to the extent applicable to the Company) as of the effective date of such amendments, with respect to ISOs, if such approval is not required under Section 422 of the Code, and with respect to any Performance Awards, if such approval is not required under Section 162(m).

SECTION 10. COMPLIANCE WITH RULE 16B-3 AND CODE SECTION 422. The Company shall use its best efforts to maintain the Plan, and to assure the Options, Awards and SARs are granted and exercised under the Plan, in accordance with Rule 16b-3 (to the extent Rule 16b-3 could be applicable to any transaction in securities arising in connection with the Plan), and with respect to ISOs, Code Section 422, as said Rule 16b-3 and Code Section 422 may be amended from time to time, and any and all successor statutes and regulations thereof, including without limitation, the seeking of any appropriate amendments to the Plan and all requisite approvals and consents of such amendments; provided, however, that except as otherwise set forth in the Plan, the Company shall take no action that adversely affects Options, Awards or SARs then outstanding under the Plan without the prior written consent of the holders of such Options, Awards or SARs.

SECTION 11. INVESTMENT PURPOSE. Each Option, Award and SAR under the Plan shall be granted on the condition that the purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution, except that in the event the stock subject to such Option, Award or SAR is registered under the Securities Act of 1933, as amended, or in the event a resale of such stock without such registration would otherwise be permissible under applicable laws, rules and regulations. Such condition shall be inoperative if, in the opinion of counsel for the Company, such condition is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

SECTION 12. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option, Award or SAR granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its expense, to handle and defend the same.

SECTION 13. TERMINATION OF THE PLAN. The Board of Directors may terminate the Plan at any time. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option, Award or SAR theretofore granted under the Plan.

SECTION 14. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options granted hereunder shall be used for general corporate purposes.

SECTION 15. NO OBLIGATION TO EXERCISE OPTION OR SAR. The granting of an Option or SAR hereunder shall impose no obligation upon the Participant to exercise such Option or SAR.

SECTION 16. EMPLOYEE STOCK PURCHASE PLAN (ESPP).

16.1. Definitions. As used in Sections 16 and 17, the following words and phrases shall have the meanings below, unless a different meaning is plainly required by the context:

16.1.1. The term “Closing Price” shall mean the fair market value of a share of the Company’s Common Stock determined by applying the rules set forth in Section 2.12 above.

16.1.2. The term “Contribution Account” shall mean the account established on behalf of an Employee Member to which shall be credited the amount of the Employee Member’s contribution.

16.1.3. The term “Employee” shall mean any person who, at the time an option under this Employee Stock Purchase Plan is granted to such person, is an “employee” of the Employer, as such term is used in Section 423 of the Code and described in Regulations Section 1.421-1(h)(1).

16.1.4. The term “Employee Member” shall mean any Employee of the Employer who has met the conditions and provisions for becoming an Employee Member as provided herein.

16.1.5. The term “Employer” shall mean the Company and any corporation during any period in which such corporation is a “subsidiary corporation” as that term is defined in Section 424(f) of the Code with respect to the Company that the Committee designates to be subject to this Employee Stock Purchase Plan.

16.1.6. The term “Exercise Date” shall mean the last trading date on the NYSE MKT Exchange (or successor exchange) in the Plan Year.

16.1.7. The term “Grant Date” shall mean the first NYSE MKT Exchange (or successor exchange) trading date of the Plan Year.

16.1.8. The term “Issue Price” shall mean a price per share of Common Stock as determined by the Board, but not less than eighty-five percent (85%) of the lower of the Closing Price of the shares on either the Grant Date or the Exercise Date as determined on the Exercise Date.

16.1.9. The term “Member’s Contribution Rate” shall be an exact number of dollars elected by the Employee Member to contribute by regular payroll deductions to their Contribution Account.

16.1.10. The term “Plan Year” shall mean a twelve (12) month period beginning on the first day of January and ending on the last day of December.

16.2. Membership in Employee Stock Purchase Plan.

16.2.1. Each Employee shall become eligible to participate in the Employee Stock Purchase Plan upon his or her date of employment. Options under this Employee Stock Purchase Plan may be granted only to Employees of the Employer.

16.2.2. Each Employee who becomes eligible to participate in the Employee Stock Purchase Plan shall be furnished a summary of the Employee Stock Purchase Plan and a Request for Participation form. If such Employee elects to participate hereunder, said Employee shall complete such form and file it with the Employee’s Employer in accordance with procedures established by the Board (or its designee under Section 17) and will thereby become an Employee Member. The completed Request for Participation form shall indicate the amount of Employee contribution or purchase amount authorized by the Employee Member.

16.2.3. Upon becoming an Employee Member, said Employee Member shall be bound by the terms of this Employee Stock Purchase Plan and the other applicable provisions of the Plan, including any amendments hereto.

16.3. Issuance of Stock Purchase Plan Rights.

16.3.1. In order to participate in this Employee Stock Purchase Plan an Employee must authorize Employer to deduct through payroll deduction an exact number of dollars per pay period, but not less than $10.00 per pay period or more than the payment to the employee that pay period. Such Employee authorization shall be in writing and on such forms as provided by the Company. Such deductions shall begin as of the first pay period after receipt of the Request for Participation form at the corporate offices, but no later than March 31 in any Plan Year, unless extended by the Board. No interest shall accrue on any amounts withheld under this Employee Stock Purchase Plan.

16.3.1.1. The Employee Member’s Contribution Rate, once established, shall remain in effect for all Plan Years unless changed by the Employee Member in writing on such forms as provided by the Company and filed with the Company.

16.3.1.2. At any time during the Plan Year, an Employee Member may notify the Company that such Employee Member wishes to discontinue contributions. This notice shall be in writing and on such forms as provided by the Company and shall become effective as of a date not more than thirty (30) days following its receipt by the Company. Upon such discontinuance, the Employee Member may not again elect to make contributions to the Plan for the remainder of the Plan Year, and all contributions previously made shall be used to purchase shares of Common Stock pursuant to the Plan in accordance with Section 16.3.3 unless withdrawn by the Employee Member pursuant to Section 16.3.1.3.

16.3.1.3. An Employee Member may elect to withdraw some or all of said Employee Member’s contributions once at any time during the Plan Year without being terminated from the Plan. However, if contributions are withdrawn a second time during the Plan Year, no further contributions will be permitted during that Plan Year by that Employee Member.

16.3.2. If the total number of shares of Common Stock to be purchased hereunder by all Employee Members exceeds the number of shares authorized under the Plan, a pro-rata allocation of the available shares will be made among all Employee Members authorizing such payroll deductions based on the amount in their respective Contribution Account on the Exercise Date.

16.3.3. On each Exercise Date the Employee Member’s Contribution Account shall be used to purchase the maximum number of whole shares of Common Stock determined by dividing the Issue Price into the Member’s Contribution Account. Any money remaining in an Employee Member’s Contribution Account may be returned to the Employee Member if requested. If such return is not requested, the balance will remain in the Contribution Account to be used in the next Plan Year along with new contributions in the new Plan Year. All rights or options under this Employee Stock Purchase Plan shall be subject to such amendment or modification as the Company shall deem necessary to comply with any applicable law, and shall contain such other provisions as the Company shall deem necessary to comply with any applicable law, and shall contain such other provisions as the Company shall from time to time approve and deem necessary.

16.3.4. In no event may an Employee Member:

(i) Be granted an option under this Employee Stock Purchase Plan which permits such Employee’s rights to purchase Common Stock under all employee stock purchase plans of the Employer to accrue at a rate which exceeds $25,000 of Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time consistent with Section 423(b)(8) of the Code and the Regulations promulgated thereunder;

(ii) Receive an option under this Employee Stock Purchase Plan if he or she would beneficially own, immediately after the option is granted, 5% or more of the total combined voting power or value of all outstanding common stock of the Employer and, for purposes of this clause (ii) the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual and stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee; or

(iii) Transfer or otherwise alienate any option granted to him or her under this Employee Stock Purchase Plan other than by will or the laws of intestate succession.

16.3.5. The Company certificates representing shares of Common Stock purchased through the exercise of the option granted under this Employee Stock Purchase Plan shall be issued as soon as practical after the date of such exercise. Notwithstanding the foregoing, shares purchased through the Employee Stock Purchase Plan may be held electronically by an uncertificated book-entry by the Company’s transfer agent.

16.3.6. Any Employee whose employment with the Employer is terminated for any reason except death and retirement during the Plan Year shall cease to be an Employee Member immediately. The balance of the Member’s Contribution Account shall be paid to such Employee Member, or his legal representative, as soon as practical after termination. Any options granted to such Employee Member shall be deemed null and void.

16.3.7. If an Employee Member shall die during a Plan Year, no further contributions on behalf of the deceased Employee Member shall be made. The executor or legal representative of the deceased Employee Member may elect to withdraw the balance in said Employee Member’s Contribution Account by notifying the Employer in writing. In the event no election to withdraw has been made, the balance accumulated in the deceased Employee Member’s Contribution Account shall be used to purchase shares in accordance with this Employee Stock Purchase Plan.

16.3.8. If an Employee Member shall retire during a Plan Year, no further contributions on behalf of the retired Employee Member shall be made. The Employee Member may elect to withdraw the balance in said Employee Member’s Contribution Account by notifying the Employer in writing. In the event no election to withdraw has been made, the balance accumulated in the retired Employee Member’s Contribution Account shall be used to purchase shares in accordance with this Section 16.

SECTION 17. MISCELLANEOUS PROVISIONS OF THE ESPP.

17.1. Administration of ESPP. The Board or any person delegated such authority by the Board shall administer the Employee Stock Purchase Plan and keep records of individual Employee Member benefits. The Board shall administer the ESPP provided in Sections 16 and 17 in such a manner as to qualify it as an “employee stock purchase plan” intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423). The Board shall interpret the Employee Stock Purchase Plan and shall determine all questions arising in the administration, interpretation and application of the Employee Stock Purchase Plan, and all such determinations by the Board shall be conclusive and binding on all persons.

17.2. Limitation of Benefit. Each Employee Member, former Employee Member, or any other person who shall claim the right or benefit under this Employee Stock Purchase Plan, shall be entitled only to look to the Company for such benefit.

17.3. Amendment of ESPP. The Board may at any time or from time to time, amend the Employee Stock Purchase Plan in any respect or terminate same; provided, however, that, without the approval of the holders of a majority of the outstanding Common Stock of the Company entitled to vote thereon at a shareholders’ meeting, the Board of Directors may not amend the Employee Stock Purchase Plan to increase (except for increases due to adjustments in accordance with Section 7 hereof) the aggregate number of shares of Common Stock which may be issued under the Employee Stock Purchase Plan or change the class of Employees eligible to participate in this Employee Stock Purchase Plan. This Employee Stock Purchase Plan will be suspended in the event a tender offer is made to the shareholders of the Company. The Board’s determination that such an offer has been made shall be conclusive. No contributions will be accepted and all Contribution Account balances will be refunded to Employee Members. This Employee Stock Purchase Plan may thereafter be reactivated by Board action at any time.

17.4. Expenses. The Company will pay all expenses of administering this Employee Stock Purchase Plan that may arise in connection with this Employee Stock Purchase Plan.

17.5. Rules, Regulations and Procedures. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Employee Stock Purchase Plan that are not covered in this Employee Stock Purchase Plan shall be promulgated and adopted by the Board.

17.6. Transferability. The option rights under this Employee Stock Purchase Plan are not subject to assignment or alienation. If an Employee Member attempts such assignment, transfer or alienation, the Company shall disregard that action.

17.7. No Right to Employment/Contract. This Employee Stock Purchase Plan will not be deemed to constitute a contract between an Employer and any Employee Member or to be a consideration or an inducement for the employment of any Employee Member or Employee. Nothing contained in this Employee Stock Purchase Plan shall be deemed to give any Employee Member or Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee Member or Employee at any time regardless of the effect which such discharge shall have upon said Employee Member or Employee as an Employee Member of the Plan.

17.8. Indemnification. No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of the Employer or its affiliates, under or by reason of any of the terms, conditions or agreements contained in this Employee Stock Purchase Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against the Employer or its affiliates, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Employee Stock Purchase Plan, are hereby expressly waived and released by every Employee Member, as a part of the consideration for any benefits by the Employers under this Employee Stock Purchase Plan.

17.9. Approvals. The Company’s obligation to sell and deliver shares under the Employee Stock Purchase Plan is at all times subject to all approvals of any governmental authorities required in connection with the authorization, issuance, sale or delivery of such securities.

17.10. Maximum Number of Shares. Subject to Section 7.1, the maximum number of shares of Common Stock that may be issued with respect to options granted under the Employee Stock Purchase Plan shall be equal to the sum of 150,000 shares of Common Stock.

SECTION 18. NON-STATUTORY STOCK PURCHASE PLAN.

18.1. Definitions. As used in Sections 18 and 19, the following words and phrases shall have the meanings below, unless a different meaning is plainly required by the context:

18.1.1. The term “Closing Price” shall mean the fair market value of a share of the Company’s Common Stock determined by applying the rules set forth in Section 2.12 above.

18.1.2. The term “Contribution Account” shall mean the account established on behalf of a Non-Qualified Member to which shall be credited the amount of the Non-Qualified Member’s contribution.

18.1.3. The term “Non-Qualified Member” shall mean any Employee of the Employer or an Affiliate who does not meet the requirements of Section 423 of the Code to participate in the statutory plan provided in Sections 16 and 17 above and has met the conditions and provisions for becoming a Non-Qualified Member as provided herein.

18.1.4. The term “Employer” shall mean National HealthCare Corporation and its Service Agreement provider, National Health Corporation, their successors and assigns, and any subsidiaries, divisions or Affiliates authorized by the Board to participate in the Non-Statutory Stock Purchase Plan with respect to their Employees.

18.1.5. The term “Exercise Date” shall mean the last trading date on the NYSE MKT Exchange (or successor exchange) in the Plan Year.

18.1.6. The term “Grant Date” shall mean the first NYSE MKT Exchange (or successor exchange) trading date of the Plan Year.

18.1.7. The term “Issue Price” shall mean a price per share of Common Stock as determined by the Board, but not less than eighty-five percent (85%) of the lower of the Closing Price of the shares on either the Grant Date or the Exercise Date as determined on the Exercise Date. Notwithstanding any provision of this Section 18 to the contrary, any provision of this Non-Statutory Stock Purchase Plan as set forth in this Section 18 that would provide a Participant with any deferred compensation as defined by Section 409A of the Code shall be void. Therefore, all stock options granted pursuant to this Section 18 shall be issued and exercised within the same calendar year.

18.1.8. The term “Non-Qualified Member’s Contribution Rate” shall be an exact number of dollars elected by the Non-Qualified Member to contribute by regular payroll deductions to their Contribution Account.

18.1.9. The term “Plan Year” shall mean a twelve (12) month period beginning on the first day of January and ending on the last day of December.

18.2. Membership in Non-Statutory Stock Purchase Plan.

18.2.1. The Board of Directors shall determine which of the Employees of the Employer (as Employer is defined in this Section 18) who do not meet the requirements to participate in the ESPP provided in Section 16 shall become eligible to participate in the Non-Statutory Stock Purchase Plan.

18.2.2. Each Employee who the Board of Directors determined is eligible to participate shall be furnished a summary of the Non-Statutory Stock Purchase Plan and a Request for Participation form. If such Employee elects to participate hereunder, said Employee shall complete such form and file it with the Employee’s Employer and will thereby become a Non-Qualified Member. The completed Request for Participation form shall indicate the amount of Employee contribution or purchase amount authorized by the Non-Qualified Member.

18.2.3. Upon becoming a Non-Qualified Member, said Employee Member shall be bound by the terms of this Non-Statutory Stock Purchase Plan and the other applicable provisions of the Plan, including any amendments hereto.

18.3. Issuance of Stock Purchase Plan Rights.

18.3.1. In order to participate in this Non-Statutory Stock Purchase Plan an Employee must authorize Employer to deduct through payroll deduction an exact number of dollars per pay period, but not less than $10.00 per pay period or more than the payment to the Employee that pay period. Such Employee authorization shall be in writing and on such forms as provided by the Company. Such deductions shall begin as of the first pay period after receipt of the Request for Participation form at the corporate offices, but no later than March 31 in any Plan Year, unless extended by the Board. No interest shall accrue on any amounts withheld under this Non-Statutory Stock Purchase Plan.

18.3.1.1. The Non-Qualified Member’s Contribution Rate, once established, shall remain in effect for all Plan Years unless changed by the Non-Qualified Member in writing on such forms as provided by the Company and filed with the Company.

18.3.1.2. At any time during the Plan Year, a Non-Qualified Member may notify the Company that said Non-Qualified Member wishes to discontinue contributions. This notice shall be in writing and on such forms as provided by the Company and shall become effective as of a date not more than thirty (30) days following its receipt by the Company. Upon such discontinuance, the Non-Qualified Member may not again elect to make contributions to the Plan for the remainder of the Plan Year, and all contributions previously made shall be used to purchase shares of Common Stock pursuant to the Plan in accordance with Section 18.3.3 unless withdrawn by the Non-Qualified Member pursuant to Section 18.3.1.3.

18.3.1.3. A Non-Qualified Member may elect to withdraw some or all of said Non-Qualified Member’s contributions once at any time during the Plan Year without being terminated from the Plan. However, if contributions are withdrawn a second time during the Plan Year, no further contributions will be permitted during that Plan Year by that Non-Qualified Member.

18.3.2. If the total number of shares of Common Stock to be purchased hereunder by all Non-Qualified Members exceeds the number of shares authorized under the Plan, a pro-rata allocation of the available shares will be made among all Non-Qualified Members authorizing such payroll deductions based on the amount in their respective Contribution Account on the Exercise Date.

18.3.3. On each Exercise Date the Non-Qualified Member’s Contribution Account shall be used to purchase the maximum number of whole shares of Common Stock determined by dividing the Issue Price into the Member’s Contribution Account. Any money remaining in a Non-Qualified Member’s Contribution Account may be returned to the Non-Qualified Member if requested. If such return is not requested, the balance will remain in the Contribution Account to be used in the next Plan Year along with new contributions in the new Plan Year. All rights or options under this Non-Statutory Stock Purchase Plan shall be subject to such amendment or modification as the Company shall deem necessary to comply with any applicable law or regulation, and shall contain such other provisions as the Company shall deem necessary to comply with any applicable law or regulation, and shall contain such other provisions as the Company shall from time to time approve and deem necessary.

18.3.4. In no event may a Non-Qualified Member:

(i) Be granted an option under this Non-Statutory Stock Purchase Plan which permits such Employee’s rights to purchase Common Stock under all employee stock purchase plans of the Employer to accrue at a rate which exceeds $25,000 of fair market value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

(ii) Transfer or otherwise alienate any option granted to him/her under this Non-Statutory Stock Purchase Plan other than by will or the laws of intestate succession.

18.3.5. The Company certificates representing shares of Common Stock purchased through the exercise of the option granted under this Non-Statutory Stock Purchase Plan shall be issued as soon as practical after the date of such exercise. Notwithstanding the foregoing, shares purchased through the Non-Statutory Stock Purchase Plan may be held electronically by an uncertificated book-entry by the Company’s transfer agent.

18.3.6. Any Non-Qualified Member whose employment with the Employer (as Employer is defined in this Section 18) is terminated for any reason except death and retirement during the Plan Year shall cease to be a Non-Qualified Member immediately. The balance of the Member’s Contribution Account shall be paid to such Non-Qualified Member, or his legal representative, as soon as practical after termination. Any options granted to such Non-Qualified Member shall be deemed null and void.

18.3.7. If a Non-Qualified Member shall die during a Plan Year, no further contributions on behalf of the deceased Non-Qualified Member shall be made. The executor or legal representative of the deceased Non-Qualified Member may elect to withdraw the balance in said Member’s Contribution Account by notifying the Employer in writing. In the event no election to withdraw has been made, the balance accumulated in the deceased Member’s Contribution Account shall be used to purchase shares in accordance with this Non-Statutory Stock Purchase Plan.

18.3.8. If a Non-Qualified Member shall retire during a Plan Year, no further contributions on behalf of the retired Non-Qualified Member shall be made. The Non-Qualified Member may elect to withdraw the balance in said Non-Qualified Member’s Contribution Account by notifying the Employer in writing. In the event no election to withdraw has been made, the balance accumulated in the retired Member’s Contribution Account shall be used to purchase shares in accordance with this Section 18.

SECTION 19. MISCELLANEOUS PROVISIONS OF THE NON-STATUTORY STOCK PURCHASE PLAN.

19.1. Administration of Non-Statutory Stock Purchase Plan. The Board or any person delegated such authority by the Board shall administer the Non-Statutory Stock Purchase Plan and keep records of individual Non-Qualified Member benefits. The Board shall administer the Non-Statutory Stock Purchase Plan provided in Sections 18 and 19 as a non-statutory plan, which is not intended to satisfy the requirements of Section 423 of the Code. The Board shall determine all questions arising in the administration, interpretation and application of the Non-Statutory Stock Purchase Plan, and all such determinations by the Board shall be conclusive and binding on all persons.

19.2. Limitation of Benefit. Each Non-Qualified Member, former Non-Qualified Member, or any other person who shall claim the right or benefit under this Non-Statutory Stock Purchase Plan, shall be entitled only to look to the Company for such benefit.

19.3. Amendment of Non-Statutory Stock Purchase Plan. The Board may at any time or from time to time, amend the Non-Statutory Stock Purchase Plan in any respect or terminate same. This Non-Statutory Employee Stock Purchase Plan will be suspended in the event a “tender offer” is made to the shareholders of the Company. The Board’s determination that such an offer has been made shall be conclusive. No contributions will be accepted and all Contribution Account balances will be refunded to Non-Qualified Members. This Non-Statutory Stock Purchase Plan may thereafter be reactivated by Board action at any time.

19.4. Expenses. The Company will pay all expenses of administering this Non-Statutory Stock Purchase Plan that may arise in connection with this Non-Statutory Stock Purchase Plan.

19.5. Rules, Regulations and Procedures. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Non-Statutory Stock Purchase Plan that are not covered in this Non-Statutory Stock Purchase Plan shall be promulgated and adopted by the Board.

19.6. Transferability. The option rights under this Non-Statutory Stock Purchase Plan are not subject to assignment or alienation. If a Non-Qualified Member attempts such assignment, transfer or alienation, the Company shall disregard that action.

19.7. No Right to Employment/Contract. This Non-Statutory Stock Purchase Plan will not be deemed to constitute a contract between an Employer and any Non-Qualified Member or to be a consideration or an inducement for the employment of any Non-Qualified Member or Employee. Nothing contained in this Non-Statutory Stock Purchase Plan shall be deemed to give any Non-Qualified Member or Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Non-Qualified Member or Employee at any time regardless of the effect which such discharge shall have upon said Non-Qualified Member or Employee as a Non-Qualified Member of the Plan.

19.8. Indemnification. No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of the Employer or its affiliates, under or by reason of any of the terms, conditions or agreements contained in this Non-Statutory Stock Purchase Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against the Employer or its affiliates, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Non-Statutory Stock Purchase Plan, are hereby expressly waived and released by every Non-Qualified Member, as a part of the consideration for any benefits by the Employers under this Non-Statutory Stock Purchase Plan.

19.9. Approvals. The Company’s obligation to sell and deliver shares under the Non-Statutory Stock Purchase Plan is at all times subject to all approvals of any governmental authorities required in connection with the authorization, issuance, sale or delivery of such securities.

SECTION 20. EFFECTIVE DATE OF THE PLAN. The Plan shall be effective as of the date it is approved by the Board of Directors; provided, however, that to the extent that (i) Options, Awards, or SARs are granted under the Plan or (ii) options are granted under the Employee Stock Purchase Plan prior to its approval by the Company’s shareholders, such Options, Awards, SARs, and Employee Stock Purchase Plan options shall be contingent on approval of the Plan by the Company’s shareholders within twelve (12) months before or after the date the Plan is approved by the Board and consistent with the requirements for shareholder approval of matters requiring shareholder approval under the Company’s organizational documents and under applicable corporate law. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Options, Awards, or SARs under it are outstanding; provided, however, that no Options, Awards, or SARs may be granted under the Plan after the ten-year anniversary of the date the Plan is approved by the Board of Directors.

SECTION 21. GENERAL PROVISIONS.

21.1 Section 409A. Notwithstanding other provisions of the Plan or any agreements effecting a grant of Options, Awards or SARs thereunder, no Options, Awards or SARs shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payment or delivery of Common Stock in respect of any Options, Awards or SARs under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant agreement, as the case may be, without causing the Participant holding such Options, Awards or SARs to be subject to taxation under Section 409A of the Code, the Company will make such payment or delivery of Common Stock on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In the case of a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of Common Stock in respect of any Options, Awards or SARs subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company and its affiliates, determined in accordance with Section 409A of the Code and the Regulations promulgated thereunder. The Company shall use commercially reasonable efforts to implement the provisions of this Section 21.1 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 21.1.

21.2. Interpretation. Any words herein used in the masculine shall read and be construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

21.3. Headings. Any heading or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

21.4. Separability of Provisions. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan will not be affected but will be applied as if the invalid or unenforceable provision had not been included in the Plan.

21.5. Governing Law. This Plan shall be construed in accordance with the laws of the State of Tennessee without reference to its conflicts of law provisions.